Exhibit 2.4

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2019 X Financial (the “Company,” “we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol	Name of each exchange on which registered
American depositary shares, each ADS represents two Class A ordinary shares, par value US$0.0001 per share	XYF	The New York Stock Exchange

Class A ordinary shares, par value US$0.0001 per share *	N/A	The New York Stock Exchange

*                 Not for trading, but only in connection with the listing of the American depositary shares on the New York Stock Exchange.

American Depositary Shares (“ADSs”), each representing two Class A ordinary shares (the “shares”), have been available in the US through an American Depositary Receipt (“ADR”) program since September 2018. This program was established pursuant to the deposit agreement that we entered into with The Bank of New York Mellon, as depositary (“Deposit Agreement”). Our ADRs have been listed on the New York Stock Exchange (“NYSE”) since September 2018 and are traded under the symbol “XFY”. In connection with this listing (but not for trading), the shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of shares and (ii) ADR holders. Shares underlying the ADSs are held by The Bank of New York Mellon, the depositary, and holders of ADSs will not be treated as holders of the shares.

The following summary is subject to and qualified in its entirety by our Second Amended and Restated Memorandum and Articles of Association, and by the Companies Law (2020 Revision) of the Cayman Islands, as amended, and the common law of the Cayman Islands. This is not a summary of all the significant provisions of our Second Amended and Restated Memorandum and Articles of Association or of the Companies Law (2020 Revision) of the Cayman Islands and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2019 and in the Deposit Agreement, which is an exhibit to our registration statement on Form F-1 filed with the SEC on August 28, 2018.

ORDINARY SHARES

Item 9. General

Item 9.A.3 Pre-emptive rights

Not applicable.

Item 9.A.5 Type and class of securities

Each of our Class A ordinary shares has nominal value of US$0.0001 per share. The total number of our ordinary shares that have been issued and outstanding as of December 31, 2019 is 320,667,943, comprised of 223,067,943 Class A ordinary shares, par value $0.0001 per share, and 97,600,000 Class B ordinary shares, par value $0.0001 per share. Our ordinary shares are registered on the NYSE in connection with the listing of the American depositary shares on the NYSE. In respect of all matters subject to a shareholders’ vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 20 votes, voting together as one class. Holders of Class A ordinary shares and Class B ordinary shares will be entitled to the same amount of dividends, if declared. No participation certificates, non-voting equity securities or profit-sharing certificates have been issued.

Item 9.A.6 Limitations or qualifications

Not applicable.

Item 9.A.7 Other rights

Not applicable.

Item 10.B Memorandum and articles of association

We are a Cayman Islands company and our affairs are governed by our Second Amended and Restated Memorandum and Articles of Association and the Companies Law (as amended) of the Cayman Islands, or Companies Law, and the common law of the Cayman Islands.

We incorporate by reference into this annual report our Second Amended and Restated Memorandum and Articles of Association, the form of which was filed as Exhibit 3.2 to our registration statement on Form F-1 (File Number 333-227065) filed with the Securities and Exchange Commission on August 28, 2018. Our board of directors adopted our Second Amended and Restated Memorandum and Articles of Association by a special resolution on August 24, 2018, which became effective immediately prior to completion of our initial public offering of ADSs representing our ordinary shares.

The following are summaries of material provisions of our Second Amended and Restated Memorandum and Articles of Association and the Companies Law as they relate to the material terms of our ordinary shares.

Registered Office and Objects

Our registered office in the Cayman Islands is at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

According to Clause 3 of our Amended and Restated Memorandum of Association, the objects for which we are established are unrestricted and we have full power and authority to carry out any object not prohibited by the Companies Law or any other law of the Cayman Islands.

Board of Directors

See “Item 6. Directors, Senior Management and Employees.”

Ordinary Shares

General.     Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form and are issued when registered in our register of members (shareholders). We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Dividends.     The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors or declared by our shareholders by ordinary resolution (provided that no dividend may be declared by our shareholders which exceeds the amount recommended by our directors). Our seconded amended and restated memorandum and articles of association provide that dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our board of directors determine is no longer needed. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Holders of Class A ordinary shares and Class B ordinary shares will be entitled to the same amount of dividends, if declared.

Voting Rights.     In respect of all matters subject to a shareholders’ vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 20 votes, voting together as one class. A resolution put to the vote of the general meeting shall be decided on the vote of the requisite majority pursuant to a poll of the shareholders. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our seconded amended and restated memorandum and articles of association.

Conversion.     Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder to any person or entity which is not an affiliate of such holder, or upon a change of beneficial ownership of any Class B ordinary share as a result of which any person who is not an affiliate of the registered holders of such Class B ordinary shares becomes the beneficial owner of such Class B ordinary shares, such Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares.

Transfer of Ordinary Shares.     Subject to the restrictions contained in our second amended and restated memorandum and articles of association, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•                  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•                  the instrument of transfer is in respect of only one class of ordinary shares;

•                  the instrument of transfer is properly stamped, if required;

•                  in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•                  a fee of such maximum sum as the NYSE may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within two calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the NYSE, be suspended and the register of members closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register of members closed for more than 30 days in any year as our board may determine.

Liquidation.     On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportion to the par value of the shares held by them. Any distribution of assets or capital to a holder of a Class A ordinary share and a holder of a Class B ordinary share will be the same in any liquidation event.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares.     Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares.     We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors, or are otherwise authorized by the articles of association. Under the Companies Law, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares.     If at any time, our share capital is divided into different classes or series of shares, all or any of the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not our Company is being wound up, be varied with the consent in writing of the holders of a majority of the issued shares of that class, or the sanction of an ordinary resolution passed at a general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

General Meetings of Shareholders

Shareholders’ meetings may be convened by a majority of our board of directors or our chairman. Advance notice of at least fifteen calendar days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for and throughout a meeting of shareholders consists of at least one shareholder entitled to vote and present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative representing a majority of all votes attaching to all of our shares in issue and entitled to vote.

As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders’ annual general meetings. Our second memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

The Companies Law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our second memorandum and articles of association provide that upon the requisition of any one or more of our shareholders who together hold shares which carry in aggregate not less than ten percent (10%) of the total number of votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our second memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (other than copies of our memorandum and articles of association and the register of mortgages and charges, and any special resolutions passed by our shareholders). However, we will provide our shareholders with the right to receive annual audited financial statements.

Changes in Capital

We may from time to time by ordinary resolution:

•                          increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•                          consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•                          sub-divide our existing shares, or any of them into shares of a smaller amount; or

•                          cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

However, no alteration contemplated above, or otherwise, may be made to the par value of the Class A ordinary shares or Class B ordinary shares unless an identical alteration is made to the par value of the Class B ordinary shares and Class A ordinary shares, as the case may be.

We may by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner permitted by law.

Exempted Company

We are an exempted company with limited liability incorporated under the Companies Law. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•                  an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•                  an exempted company’s register of members is not open to inspection;

•                  an exempted company does not have to hold an annual general meeting;

•                  an exempted company may issue no par value shares;

•                  an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•                  an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•                  an exempted company may register as a limited duration company; and

•                  an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. We are subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. We currently comply with the NYSE rules in lieu of following home country practice. The NYSE rules require that every company listed on the NYSE hold an annual general meeting of shareholders. In addition, our second amended and restated memorandum and articles of association allow directors to call special meeting of shareholders pursuant to the procedures set forth in our articles.

AMERICAN DEPOSITARY SHARES

Item 12. Other securities

Disclosures under Items 12.A, 12.B, and 12.C are not applicable.

12.D.1    Depositary

The Bank of New York Mellon is our Depositary. The depositary’s office is located at 240 Greenwich Street, New York, New York 10286. Each of our ADSs represents two Class A ordinary shares.

12.D.2    Provisions

ADSs, each representing two Class A ordinary shares and evidenced by ADRs, are issued by the depositary, and not by us. The ADR is vested with rights defined and enumerated in the Deposit Agreement (such as the rights to vote, to receive a dividend and to receive a certain number of shares of X Financial in exchange for an ADR). The enumeration of rights, including any limitations on those rights in the Deposit Agreement, is final. There are no other rights given to the ADR holders. Only the depositary is registered as shareholder in our share register. An ADR is not a share and an ADR holder is not a shareholder of X Financial.

The following is a summary of the material provisions of the Deposit Agreement. For more complete information, you should read our form of Deposit Agreement, which has been incorporated by reference to Exhibit 4.3 to our registration statement on Form F-1 (File No. 333-227065) filed publicly with the SEC on August 28, 2018.

Voting rights

The Deposit Agreement has granted certain indirect rights to vote to the ADR holders. ADR holders may not attend the Company’s general meetings in person. ADR holders exercise their voting rights by instructing the depositary to exercise the voting rights attached to the registered shares underlying the ADRs. The depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

Upon receipt of notice of any meeting of holders of shares at which holders of shares will be entitled to vote, if requested in writing by The Company, the depositary shall, as soon as practicable thereafter, disseminate to the ADR holders a notice, the form of which shall be in the sole discretion of the depositary, that shall contain (i) the information contained in the notice of meeting received by the Depositary, (ii) a statement that the ADR holders as of the close of business on a specified record date will be entitled, subject to any applicable provision of Cayman Islands law and of the articles of association or similar documents of The Company, to instruct the depositary as to the exercise of the voting rights pertaining to the amount of shares represented by their respective American Depositary Shares, (iii) a statement as to the manner in which those instructions may be given and (iv) the last date on which the depositary will accept instructions (the “Instruction Cutoff Date”).

Upon the written request of an ADR holder, as of the date of the request or, if a record date was specified by the depositary, as of that record date, received on or before any Instruction Cutoff Date established by the depositary, the depositary may, and if the depositary sent a notice under the preceding paragraph shall, endeavor, in so far as practicable, to vote or cause to be voted the amount of deposited shares represented by those American Depositary Shares in accordance with the instructions set forth in that request. The depositary shall not vote or attempt to exercise the right to vote that attaches to the deposited shares other than in accordance with instructions given by ARD holders and received by the depositary.

There can be no assurance that ADR holders generally or any ADR holder in particular will receive the notice described above in time to enable ADR holders to give instructions to the depositary prior to the Instruction Cutoff Date.

If The Company will request the depositary to disseminate a notice described above, The Company shall give the depositary notice of the meeting, details concerning the matters to be voted upon and copies of materials to be made available to holders of shares in connection with the meeting at least 40 days in advance of the meeting date.

Share dividends and other distributions

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses.

Cash.    Whenever the depositary receives any cash dividend or other cash distribution on deposited shares, the depositary will, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the depositary be converted on a reasonable basis into U.S. dollars transferable to the United States, and subject to the deposit agreement, convert that dividend or other cash distribution into U.S. dollars and distribute the amount thus received (net of the fees and expenses to which the depositary is entitled) to the ADR holders entitled thereto; provided, however, that if the custodian or the depositary is required to withhold and does withhold from that cash dividend or other cash distribution an amount on account of taxes or other governmental charges, the amount distributed to the ADR holders shall be reduced accordingly. If a cash distribution would represent a return of all or substantially all the value of the deposited shares underlying American Depositary Shares, the depositary may require surrender of those American Depositary Shares and may require payment of or deduct the fee for surrender of American Depositary Shares (whether or not it is also requiring surrender of American Depositary Shares) as a condition of making that cash distribution. A distribution of that kind shall be a Termination Option Event.

Shares.   Whenever the depositary receives any distribution consisting of a dividend in, or free distribution of, shares, the depositary may, and if The Company so requests in writing, shall, deliver to the ADR holders entitled thereto, an aggregate number of American Depositary Shares representing the amount of shares received as that dividend or free distribution, subject to the terms and conditions of the deposit agreement with respect to the deposit of shares and issuance of American Depositary Shares, including the withholding of any tax or other governmental charge as provided in the deposit agreement and the payment of the fees and expenses of the depositary as provided in the deposit agreement (and the depositary may sell, by public or private sale, an amount of shares received (or American Depositary Shares representing those Shares) sufficient to pay its fees and expenses in respect of that distribution). In lieu of delivering fractional American Depositary Shares, the depositary may sell the amount of shares represented by the aggregate of those fractions (or American Depositary Shares representing those shares) and distribute the net proceeds, all in the manner and subject to the conditions described in the deposit agreement.  If and to the extent that additional American Depositary Shares are not delivered and shares or American Depositary Shares are not sold, each American Depositary Share shall thenceforth also represent the additional shares distributed on the deposited shares represented thereby.

Rights to purchase additional shares.   If rights are granted to the depositary in respect of deposited shares to purchase additional shares or other securities, The Company and the depositary shall endeavor to consult as to the actions, if any, the depositary should take in connection with that grant of rights.  The depositary may, to the extent deemed by it to be lawful and practical (i) if requested in writing by The Company, grant to all or certain ADR holders rights to instruct the depositary to purchase the securities to which the rights relate and deliver those securities or American Depositary Shares representing those securities to ADR holders, (ii) if requested in writing by The Company, deliver the rights to or to the order of certain ADR holders, or (iii) sell the rights to the extent practicable and distribute the net proceeds of that sale to ADR holders entitled to those proceeds.  To the extent rights are not exercised, delivered or disposed of under (i), (ii) or (iii) above, the depositary shall permit the rights to lapse unexercised.

Other Distributions.  Whenever the depositary receives any distribution other than a distribution described in the preceding paragraphs (but not in exchange for or in conversion or in lieu of deposited shares), the depositary shall cause the securities or property received by it to be distributed to ADR holders entitled thereto, after deduction or upon payment of any fees and expenses of the depositary and any taxes or other governmental charges, in proportion to the number of American Depositary Shares representing such deposited shares held by them respectively, in any manner that the depositary deems equitable and practicable for accomplishing that distribution (which may be a distribution of depositary shares representing the securities received); provided, however, that if in the opinion of the depositary such distribution cannot be made proportionately among the ADR holders entitled thereto, or if for any other reason (including, but not limited to, any requirement that The Company or the depositary withhold an amount on account of taxes or other governmental charges or that securities received must be registered under the Securities Act of 1933 in order to be distributed to ADR holders) the depositary deems such distribution not to be lawful and feasible, the depositary, after consultation with The Company to the extent practicable, may adopt such other method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and distribution of the net proceeds of any such sale (net of the fees and expenses to which the depositary is entitled) to the ADR holders entitled thereto, all in the manner and subject to the conditions set forth in the deposit agreement.  The depositary may withhold any distribution of securities if it has not received satisfactory assurances from The Company that the distribution does not require registration under the Securities Act of 1933.  The depositary may sell, by public or private sale, an amount of securities or other property it would otherwise distribute hereunder that is sufficient to pay its fees and expenses in respect of that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. The Company has no obligation to register ADSs, shares, rights or other securities under the Securities Act. The Company also has no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders.

Deposit, withdrawal and cancellation

Upon surrender of American depositary shares for the purpose of withdrawal of the deposited shares represented thereby and payment of the fee of the depositary for the surrender of American depositary shares as provided in the deposit agreement and payment of all taxes and governmental charges payable in connection with that surrender and withdrawal of the deposited shares, and subject to the terms and conditions of the deposit agreement, the ADR holders shall be entitled to delivery (to the extent delivery can then be lawfully and practicably made), to or as instructed by such ARD holder, of the amount of deposited shares at the time represented by those American depositary shares, but not any money or other property as to which a record date for distribution to ADR holders has passed (since money or other property of that kind will be delivered or paid on the scheduled payment date to the ADR holders as of that record date), and except that the depositary shall not be required to accept surrender of American depositary shares for the purpose withdrawal to the extent it would require delivery of a fraction of a deposited shares.  The depositary shall direct the custodian with respect to delivery of deposited shares and may charge the surrendering ADR holder a fee and its expenses for giving that direction by cable (including SWIFT) or facsimile transmission.  If deposited shares are delivered physically upon surrender of American depositary shares for the purpose of withdrawal, that delivery will be made at the custodian’s office, except that, at the request, risk and expense of the surrendering ADR holders, and for the account of that ADR holder, the depositary shall direct the custodian to forward any cash or other property comprising, and forward a certificate or certificates, if applicable, and other proper documents of title, if any, for, the deposited shares represented by the surrendered American depositary shares to the depositary for delivery at the depositary’s office or to another address specified in the order received from the surrendering ADR holder.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and termination

The form of the ADR and any provisions of the deposit agreement may at any time and from time to time be amended by agreement between the Company and the depositary without the consent of ADR holders in any respect that they may deem necessary or desirable.  Any amendment that would impose or increase any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that would otherwise prejudice any substantial existing right of ADR holders, shall, however, not become effective as to outstanding American Depositary Shares until the expiration of 30 days after notice of that amendment has been disseminated to the ADR holders of outstanding American Depositary Shares.

The Company may initiate termination of the deposit agreement by notice to the Depositary. The Depositary may initiate termination of the deposit agreement if (i) at any time 60 days shall have expired after the Depositary delivered to the Company a written resignation notice and a successor depositary has not been appointed and accepted its appointment as provided in the deposit agreement, (ii) an Insolvency Event or Delisting Event occurs with respect to the Company or (iii) a Termination Option Event has occurred or will occur.  If termination of the deposit agreement is initiated, the Depositary shall disseminate a notice of termination to the ADR holders of all American Depositary Shares then outstanding setting a date for termination (the “Termination Date”), which shall be at least 90 days after the date of that notice, and the deposit agreement shall terminate on that Termination Date.

After the Termination Date, the Company shall be discharged from all obligations under the deposit agreement except for its obligations to the Depositary.

Limitation on obligations and liability to ADR holders

Neither the depositary nor The Company nor any of their respective directors, employees, agents or affiliates shall incur any liability to any ADR holder:

(i) if by reason of (A) any provision of any present or future law or regulation or other act of the government of the United States, any State of the United States or any other state or jurisdiction, or of any governmental or regulatory authority or stock exchange; (B) (in the case of the Depositary only) any provision, present or future, of the articles of association or similar document of the Company, or by reason of any provision of any securities issued or distributed by the Company, or any offering or distribution thereof; or (C) any event or circumstance, whether natural or caused by a person or persons, that is beyond the ability of the Depositary or the Company, as the case may be, to prevent or counteract by reasonable care or effort (including, but not limited to earthquakes, floods, severe storms, fires, explosions, war, terrorism, civil unrest, labor disputes or criminal acts; interruptions or malfunctions of utility services, Internet or other communications lines or systems; unauthorized access to or attacks on computer systems or websites; or other failures or malfunctions of computer hardware or software or other systems or equipment), the Depositary or the Company is, directly or indirectly, prevented from, forbidden to or delayed in, or could be subject to any civil or criminal penalty on account of doing or performing and therefore does not do or perform, any act or thing that, by the terms of the Deposit Agreement or the Deposited Securities, it is provided shall be done or performed;

(ii) for any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement (including any determination by the Depositary or the Company to take, or not take, any action that the Deposit Agreement provides the Depositary or the Company, as the case may be, may take);

(iii) for the inability of any Owner or Holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Deposited Securities but is not, under the terms of the Deposit Agreement, made available to ADR holders; or

(iv) for any special, consequential or punitive damages for any breach of the terms of the Deposit Agreement.

Books of depositary

The depositary will keep books at its principal office for the registration and transfer of ADRs, which will be open for your inspection at all reasonable times. Such inspection shall not be for the purpose of communicating with other ADR holders in the interest of a business or object other than our business or other than a matter related to the deposit agreement or the ADRs.